Exhibit 10.17

July 21, 2005

To: Ms. Deborah Derby

We make reference to that certain Retention Agreement (the “Retention Agreement”), dated as of October 31, 2004, by and between you and Toys “R” Us, Inc., a Delaware corporation (the “Company”), as amended effective February 11, 2005.

By our execution of this letter agreement, we hereby agree that the terms of the Retention Agreement are hereby amended as follows:

1. Section 2 of the Retention Agreement (entitled “Term”) is amended and restated in its entirety as follows:

“Unless earlier terminated in accordance with Section 6 hereof, this Agreement shall be for a term beginning on the Effective Date and ending on January 31, 2007, and shall thereafter automatically be extended for successive one-year periods (the ‘Employment Period’), unless, at least six months prior to the scheduled expiration of the Employment Period, the Company shall give written notice to the Executive that the Employment Period shall not be so extended.”

2. Section 6(f) of the Retention Agreement (entitled “Resignation by the Executive”) is amended as follows:

(a) A new clause (iv) shall be added to the definition of “Good Reason”, which shall read as follows: “(iv) notice by the Company to the Executive pursuant to section 2 hereof that it is not extending the Employment Period.”

(b) A new sentence shall be added at the end of Section 6(f), which shall read as follows: “Notwithstanding anything elsewhere to the contrary, the Company’s right to cure any event giving rise to Good Reason shall not apply to clause (iv) of the definition of Good Reason; provided that, the Executive must give a Notice of Termination for Good Reason within 30 days of the event constituting Good Reason under clause (iv) in order for the Executive’s resignation for Good Reason to be considered as such.”

3. Section 7(i) of the Retention Agreement (entitled “Expiration of Employment Period”) shall be deleted in its entirety.

For the avoidance of doubt, and notwithstanding the execution of this letter agreement on the date hereof, the Retention Agreement shall be deemed, for purposes of the 2005 Management Equity Plan of Toys “R” Us Holdings, Inc., to have been entered into by you and the Company on October 31, 2004.

The Company represents and warrants to you that (i) all corporate action required to be taken by the Company to fully authorize the execution, delivery and performance of this letter agreement has been duly and effectively taken, (ii) the execution, delivery and performance of this letter agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which the Company is a party or by which it is bound, (iii) the officer signing this letter agreement on behalf of the Company is duly authorized to do so and (iv) upon the execution and delivery of this letter agreement by the parties, it shall be a valid and binding obligation by the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

As amended hereby, the Retention Agreement shall remain in full force and effect.

Please indicate you acknowledgement and agreement with the terms of this letter agreement by countersigning in the space indicated below.

Very Truly Yours,

TOYS “R” US, INC.

By:	/s/ Richard L. Markee
Name:	Richard L. Markee
Its:	Interim Chief Executive Officer

Acknowledged and Agreed:

DEBORAH DERBY

/s/ Deborah Derby